Upland Software, Inc. 2024 Omnibus Incentive Plan

UPLAND SOFTWARE, INC.
2024 OMNIBUS INCENTIVE PLAN
1.Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company.
2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement. If a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
a.“Applicable Laws” means the requirements applicable to the Plan and Awards under (i) any U.S. or non-U.S. federal, state or local law, statute, ordinance, rule, regulation or published administrative guidance or position, (ii) the rules of any stock exchange or national market system and (iii) generally accepted accounting principles or international financial reporting standards.
b.“Award” means an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or Other Award.
c.“Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto.
d.“Beneficial Ownership” has the meaning defined in Rule 13d-3 under the Exchange Act.
e.“Board” means the Board of Directors of the Company.
f.“Cause” means, with respect to the termination by the Company or a Related Entity of a Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or, in the absence of such then-effective written agreement and definition, is based on, in the determination of the Board, the Grantee’s:
i.failure to perform duties (other than as a result of death or Disability) as are reasonably requested by the Company, provided such requested duties are not inconsistent with the duties of the Grantee’s job position, after written notice and a 10-day opportunity to cure (if curable);
ii.willful misconduct, gross negligence or reckless disregard of the Grantee’s duties or of the interest or property of the Company or any Related Entity;
iii.intentional disclosure to an unauthorized person of confidential information or trade secrets of the Company or a Related Entity;
iv.act of fraud against, misappropriation from, or dishonesty to either the Company or a Related Entity or any other party or engaging in conduct that has, or could reasonably be expected to have, an adverse impact on the reputation or business of the Company or any Related Entity, or that results in his improper gain or personal enrichment to the detriment of the Company or any Related Entity;
v.commission of a felony or a lesser crime involving dishonesty, fraud, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion; or other crime involving moral turpitude; or
vi.illegal drug use, abuse of controlled substances, or habitual insobriety.
g.“Change in Control” means the occurrence of any of the following events:
i.the acquisition by any Person of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) below;
ii.consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities that had Beneficial Ownership of the Company’s outstanding securities immediately prior to such Corporate Transaction have Beneficial Ownership, directly or indirectly, of more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s then outstanding equity securities and the combined voting power of the then outstanding voting securities, (B) no Person (excluding any employee benefit plan or related trust of the Company, a Related Entity or a corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board (as defined in subsection (iii)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or
iii.individuals who, as of the date the Plan was adopted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date the Plan was adopted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 2/3 of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to such Awards, each of the foregoing events shall only be deemed to be a Change in Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code. For purposes of subsection (ii) above, “all or substantially all of the assets of the Company” means assets of the Company and each Related Entity that, in the aggregate, have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company and each Related Entity, in the aggregate, immediately prior to the acquisition or acquisitions, and gross fair market value means the value of the assets determined without regard to any liabilities associated with such assets. For clarity, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
h.“Code” means the Internal Revenue Code of 1986.
i.“Committee” means the Compensation Committee of the Board or any other committee composed of members of the Board that is appointed by the Board or the Compensation Committee of the Board to administer the Plan and constituted in accordance with Applicable Laws. Once appointed, the Committee shall continue to serve in its designated capacity until otherwise directed by the Board or the Committee.
j.“Company” means Upland Software, Inc., or any successor entity that adopts the Plan in connection with a Corporate Transaction.
k.“Consultant” means any natural person and other permitted recipients under the Applicable Laws (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
l.“Continuous Service” means that the provision of services to the Company and any Related Entities in any capacity as an Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company or any Related Entity in any capacity as an Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity as an Employee, Director or Consultant (in each case, except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of an Incentive Stock Option, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then employment will be deemed terminated on the first day immediately following such three-month period and the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the date that is three months and one day following such deemed termination of employment.
m.“Director” means a member of the Board or the board of directors or board of managers of any Related Entity.
n.“Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or the Related Entity to which a Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability policy in place, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days. A Grantee will not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.
o.“Dividend Equivalent Right” means a right granted under the Plan entitling the Grantee to compensation measured by dividends paid to stockholders with respect to Shares.
p.“Effective Date” has the meaning set forth in Section 13.
q.“Employee” means any employee of the Company or any Related Entity.
r.“Exchange Act” means the Securities Exchange Act of 1934.
s.“Fair Market Value” means, as of any date, the value of a Share determined as follows:
i.if the Shares are listed on one or more established stock exchanges or national market systems, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported);
ii.if the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the closing sales price for a Share as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported); or
iii.in the absence of an established market for the Shares of the type described in (i) and (ii) above, the Fair Market Value shall be determined by the Committee in good faith and in a manner consistent with Applicable Laws.
t.“Good Reason” means, with respect to the termination by a Grantee of the Grantee’s Continuous Service, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or a Related Entity, or in the absence of such then-effective written agreement and definition, means the occurrence of any of the following events or conditions unless consented to by the Grantee: (i) a change in the Grantee’s authority, responsibilities or duties that represents a material and substantial diminution in the Grantee’s authority, responsibilities or duties; (ii) a material reduction in the Grantee’s base salary, provided, however, that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by approximately the same percentage amount shall not constitute such a salary reduction; or (iii) a change of more than 50 miles to the Grantee’s primary place of employment that represents a material increase in the Grantee’s commuting distance. Any such event or condition shall not constitute Good Reason unless (A) the Grantee provides the Company with written notice thereof no later than 90 days following the initial occurrence of such event or condition, (B) the Company fails to remedy such event or condition within 30 days after receipt of such notice and (C) the Grantee actually terminates his or her Continuous Service within 30 days after the expiration of such remedial period.
u.“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan (and any permitted transferee of an Award or Shares).
v.“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
w.“Non-Qualified Stock Option” means an Option that is not intended to, or that does not, qualify as an incentive stock option within the meaning of Section 422 of the Code.
x.“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act.
y.“Option” means an option to purchase Shares granted under the Plan.
z.“Other Award” means an entitlement to Shares or cash (other than an Option, SAR, Restricted Stock or Restricted Stock Unit) granted under the Plan that may or may not be subject to restrictions upon issuance, as established by the Committee.
aa.“Parent” means a “parent corporation,” whether now or hereafter existing, of the Company, as defined in Section 424(e) of the Code.
ab.“Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act).
ac.“Plan” means this Upland Software, Inc. 2024 Omnibus Incentive Plan, as may be amended, modified or restated from time to time.
ad.“Prior Plan” means the Upland Software, Inc. 2014 Equity Incentive Plan.
ae.“Post-Termination Exercise Period” means, with respect to an Option or SAR, the period commencing on the Termination Date and ending on the date specified in the Award Agreement during which the vested portion of the Option or SAR may be exercised.
af.“Related Entity” means any (i) Parent or Subsidiary or (ii) other entity controlling, controlled by or under common control with the Company.
ag.“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to specified restrictions on transfer, forfeiture provisions and other specified terms and conditions.
ah.“Restricted Stock Unit” means a right granted under the Plan entitling the Grantee to receive the value of one Share in cash, Shares or a combination thereof.
ai.“SAR” means a stock appreciation right granted under the Plan entitling the Grantee to Shares or cash or a combination thereof, as measured by appreciation in the value of a Share.
aj.“Section 409A” means Section 409A of the Code.
ak.“Securities Act” means the Securities Act of 1933.
al.“Share” means a share of the common stock of the Company.
am.“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that for purposes of determining whether any individual may be a Grantee for purposes of any grant of an Incentive Stock Option, “Subsidiary” shall have the meaning ascribed to such term in Section 424(f) of the Code.
an.“Termination Date” means the date of termination of a Grantee’s Continuous Service, subject to Section 7(c)(ii).
3.Stock Subject to the Plan.
a.Subject to Sections 3(b) and 10, the maximum number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of (i) 3,200,000 Shares, plus (ii) any Shares that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards granted thereunder, plus (iii) any Shares subject to awards granted under the

Prior Plan that, after the Effective Date, are forfeited, canceled or expire (whether voluntarily or involuntarily) without the issuance of Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares.
b.Any Shares covered by an Award (or portion of an Award) that (i) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or (ii) is granted in settlement or assumption of, or in substitution for, an outstanding award pursuant to Section 6(d), shall be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares covered by an Award that are surrendered or withheld in payment of the Award’s exercise or purchase price (including pursuant to the “net exercise” of an Option pursuant to Section 7(b)(vi)), or in satisfaction of tax withholding obligations with respect to an Award, and (ii) shares of Common Stock repurchased on the open market with the proceeds of any Option exercise price. If a SAR payable in Shares is exercised, such exercise shall reduce the maximum aggregate number of Shares which may be issued under the Plan by the gross number of Shares subject the SAR (or, if less than the entire SAR is exercised, by the gross number of Shares subject to the portion of the SAR that is exercised).
4.Administration of the Plan.
a.Plan Administration. Unless determined otherwise by the Board, the Plan shall be administered by the Committee; provided, that with respect to Awards granted to Employees or Consultants who are neither Directors nor Officers, to the extent permitted by Applicable Law, the Board or the Committee may also authorize one or more Officers or Employees to administer the Plan and to grant such Awards, subject to such limitations and conditions as the Board or Committee deems appropriate, and to the extent such administrative authority has been so delegated, references in the Plan and Award Agreements to the “Committee” shall be deemed to be references to the Officers or Employees to whom such authority has been delegated.
b.Powers of the Committee. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have the authority, in its discretion:
i.to select the Employees, Directors and Consultants to whom Awards may be granted;
ii.to determine whether, when and to what extent Awards are granted;
iii.to determine the number of Shares or the amount of cash or other consideration to be covered by each Award;
iv.to approve forms of Award Agreements;
v.to determine the terms and conditions of any Award, including the vesting schedule, forfeiture provisions, payment contingencies, purchase price and any performance goals, and whether to waive or accelerate any such terms and conditions;
vi.to grant Awards to Employees, Directors and Consultants residing outside the U.S. or to otherwise adopt or administer such procedures or sub-plans on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan or comply with Applicable Laws;
vii.to amend the terms of any outstanding Award, subject to Section 14(c);
viii.to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Grantee or of the Committee;
ix.to establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees;
x.to construe and interpret the terms of the Plan and Awards, including any Award Agreement;
xi.to approve corrections in the documentation or administration of any Award; and

xii.to take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.
The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision or interpretation made, or action taken, by the Committee in connection with the administration of the Plan shall be final, conclusive and binding on all Grantees.
a.No Repricings. Notwithstanding anything in the Plan to the contrary, except as provided in Sections 10 and 11, the following actions shall not be taken without the requisite prior affirmative approval of the Company’s stockholders: (i) reduce the exercise price or base amount, as applicable, of any Options or SARs, (ii) cancel, surrender, replace or otherwise exchange any outstanding Option or SAR where the Fair Market Value of the Shares underlying such Option or SAR is less than its exercise price or base amount, as applicable, of such Option or SAR for a new Option or SAR, another Award, cash, Shares or other securities or (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted.
b.Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Board and any Officers or Employees to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such individual is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such individual shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, any Option or SAR intended to qualify as an exempt “stock right” under Section 409A may only be granted with respect to “service recipient stock” (as defined in Section 409A).
6.Terms and Conditions of Awards.
a.Types of Awards. The Committee may award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR or a similar right with a fixed or variable price related to the Fair Market Value of the Shares. Such awards may include Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two or more of them in any combination. Vesting, payment, settlement and other entitlements with respect to an Award may be conditioned upon such items or events as the Committee may determine, including the passage of time, Continuous Service, the occurrence of one or more events or the satisfaction of one or more performance goals selected by the Committee, either individually, alternatively or in any combination, applied to the Company as a whole or to a business unit, group, division and/or Subsidiary, and measured over an annual or other period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee. Such performance goals may include (by way of example and not as an exhaustive list): cash flow, earnings measures (including earnings per share and earnings before interest, taxes and/or amortization and/or depreciation), stock price, return on equity, total stockholder return, return on capital, return on assets or net assets, revenue (including revenue from direct labor, subcontractors or any other category), income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, market share, contract win, renewal or extension, days sales outstanding, contract bookings, cost control, cash management, debt reduction, customer satisfaction, delivery schedule, cycle-time improvement, productivity, quality, workforce diversity, comparisons to budget items, implementation or completion of specified projects or processes, employee turnover, forecast accuracy of any performance criteria, staff hiring, and/or completion of mergers or acquisitions. Performance Goals need not be measured in accordance with generally accepted accounting principles and may include such adjustments as may be determined by the Committee. Additionally, the Committee may adjust Performance

Goals or evaluation of performance with respect to Performance Goals to take into account unusual or unanticipated occurrences or events, including asset write-downs, litigation, claims, judgments, settlements, currency fluctuations and other non-cash charges, changes in applicable law, rule or regulation or accounting principles, accruals for reorganization and restructuring programs, costs incurred in the pursuit of acquisition opportunities, strikes, delays or similar disruptions, macroeconomic conditions, terrorism and other international hostilities, significant regional weather events asset write-downs, litigation or claim judgments or settlements, or any other significant unusual or infrequently occurring items or events.
b.Dividends and Dividend Equivalent Rights. Dividends may be granted in connection with Restricted Stock, and Dividend Equivalent Rights may be granted in connection with Awards other than Options, SARs and Restricted Stock; provided, that dividends and Dividend Equivalents will only be paid with respect to Restricted Stock and Awards other than Options and SARs if and to the extent the Award (or portion of the Award to which the Dividend or Dividend Equivalent relates) vests.
c.Designation of Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that Incentive Stock Options may only be granted to individuals who are employed by the Company. Notwithstanding any designation as an Incentive Stock Option, to the extent the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under this Plan or any other stock plan maintained by the Company or any of its affiliates) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. If the Code is amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
d.Acquisitions and Other Transactions. The Committee may issue Awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction. Any Shares issuable pursuant to such Awards shall not reduce the Share limit set forth in Section 3(a). Additionally, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under the Plan and shall not reduce the Share limit set forth in Section 3(a), except as required by the rules of any applicable stock exchange.
e.Term of Award. The term of each Award, if any, shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than 10 years from the grant date. In the case of an Incentive Stock Option granted to a Grantee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option shall be no more than five years from the grant date. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
f.Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Awards other than Incentive Stock Options shall be transferable (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Committee, but only to the extent such transfers are made in accordance with Applicable Laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee and (iii) as otherwise expressly permitted by the Committee and in accordance with Applicable Laws.
g.Grant Date of Awards. The grant date of an Award shall, for all purposes, be the date on which the Committee makes the determination to grant such Award, or such later date as determined by the Committee.
7.Exercise Price, Base Amount or Purchase Price, Consideration and Taxes.
a.Exercise Price, Base Amount or Purchase Price. The exercise price, base amount or purchase price, if any, for an Award shall be as follows:
i.In the case of an Incentive Stock Option:

1.granted to an Employee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall not be less than 110% of the Fair Market Value on the grant date; or
2.granted to any Employee other than an Employee described in the preceding clause (A), the per Share exercise price shall not be less than 100% of the Fair Market Value on the grant date.
ii.The per Share exercise price of an Option and the base amount of a SAR shall be such price as determined by the Committee in accordance with Applicable Laws; provided, that, other than an Option or SAR issued pursuant to Section 6(d) or adjusted pursuant to Section 10, the per Share exercise price of an Option and the base amount of a SAR shall not be less than the Fair Market Value on the grant date.
b.Consideration. In addition to any other types of consideration the Committee may determine, the Committee is authorized to accept as consideration for Shares issued under the Plan, and subject to Applicable Laws, the following:
i.cash;
ii.check;
iii.wire transfer;
iv.surrender of Shares, or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Award;
v.with respect to Options, payment through a broker-assisted cashless exercise program;
vi.with respect to Options, payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value on the exercise date less the exercise price per Share, and the denominator of which is such Fair Market Value (with the number of net Shares to be received rounded down to the nearest whole number of Shares); or
vii.any combination of the foregoing methods of payment.
The Committee may grant Awards that do not permit all of the foregoing forms of consideration to be used in payment for the Shares or that otherwise restrict one or more forms of consideration.
a.Taxes.
i.A Grantee shall, no later than the date as of which taxes are required by Applicable Laws to be withheld with respect to an Award, pay to the Company or a Related Entity, or make arrangements satisfactory to the Committee regarding payment of, such withholding taxes. The obligations of the Company under the Plan shall be conditional on the making of such payment or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. The Committee may require or may permit a Grantee to elect that the withholding requirement be satisfied in whole or in part, by having the Company withhold or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding with respect to an Award or such other amount that will not cause adverse accounting consequences for the Company and is permitted under Applicable Laws. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to an Award.
ii.The Plan and Awards (and payments and benefits thereunder) are intended to be exempt from, or to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Plan, Award Agreements and other agreements or arrangements relating to Awards shall be interpreted accordingly. Notwithstanding anything to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, (A) a Grantee shall not be considered to have terminated Continuous Service and no payment or benefit shall be due to the Grantee under the Plan or an Award until the Grantee would be considered to have incurred a “separation from service”

from the Company and the Related Entities within the meaning of Section 409A and (B) if the Grantee is a “specified employee” (as defined in Section 409A), amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan or an Award during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan or an Award shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits provided under the Plan or an Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A, and the Company, the Related Entities and their respective employees, officers, directors, agents and representatives (including legal counsel) will not have any liability to any Grantee with respect to any taxes, penalties, interest or other costs or expenses the Grantee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.
8.Exercise of Options and SARs.
a.Procedure for Exercise.
i.An Option or SAR shall be exercisable at such times and under such conditions as determined by the Committee under the terms of the Plan and specified in the Award Agreement.
ii.An Option or SAR shall be deemed exercised when written notice of such exercise has been given to the Company (or a broker pursuant to Section 7(b)(v)) in accordance with the terms of the Award by the Grantee and, if applicable, full payment for the Shares with respect to which the Option or SAR is exercised has been made (together with applicable tax withholding).
b.Exercise Following Termination of Continuous Service. If a Grantee’s Continuous Service terminates, all or any portion of the Grantee’s Options or SARs that were vested at the Termination Date (including any portion thereof that vested as a result of such termination) may be exercised during the applicable Post-Termination Exercise Period. Except as otherwise determined by the Committee or as set forth in the Grantee’s Award Agreement, if the Grantee’s Options or SARs are unvested on the Termination Date (and do not vest as a result of such termination), or if the vested portion of the Grantee’s Options or SARs is not exercised within the applicable Post-Termination Exercise Period, the Options and SARs shall terminate.
i.Termination for Cause. Except as otherwise determined by the Committee or set forth in the Grantee’s Award Agreement, upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise an Option or SAR (whether vested or unvested) shall terminate concurrently with the termination of the Grantee’s Continuous Service.
ii.Change in Status. If a Grantee’s status changes from Employee to Consultant or non-Employee Director, the Employee’s Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such change of status.
iii.Termination Due to Disability. If a Grantee’s Continuous Service terminates as a result of Disability, if such Disability is not a “permanent and total disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option, such Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such termination.
c.Extension If Exercise Prevented by Applicable Laws. Notwithstanding the foregoing, if the exercise of an Option or SAR during the applicable Post-Termination Exercise Period is prevented by the provisions of Section 9, the Option or SAR shall remain exercisable until the 30th day (or such later date as determined by the Committee) after the date the Grantee is notified by the Company that the Option or SAR is exercisable, but in no event later than the expiration date of the term of such Option or SAR specified in the Award Agreement and only in a manner and to the extent permitted under Section 409A.
9.Conditions upon Issuance of Shares. If the Committee determines that the delivery of Shares with respect to an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares with respect to an Award shall be suspended until the Committee determines that such delivery is lawful. An Incentive Stock Option may not be exercised until the Plan has been approved by the stockholders of the Company. The Company shall have no obligation to effect any registration or qualification of the Shares under Applicable Laws. A

Grantee’s right to exercise an Award may be suspended for a limited period of time if the Committee determines that such suspension is administratively necessary or desirable. In no event shall the Company issue fractional Shares.
10.Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, Applicable Laws and Section 11, (a) the number and kind of Shares or other securities or property covered by each outstanding Award, (b) the number and kind of Shares that have been authorized for issuance under the Plan, (c) the exercise price, base amount or purchase price of each outstanding Award and (d) any other terms that the Committee determines require adjustment, shall be proportionately adjusted for: (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard; (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (iii) any other transaction with respect to the Shares, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards shall be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such Awards. Except as the Committee determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Change in Control. Upon a merger, consolidation or other reorganization in which the Company does not survive or a Change in Control, all outstanding Awards shall be treated in the manner described in the definitive transaction agreement to which the Company is a party (or, if there is no such agreement, in the manner determined by the Committee), which agreement or determination need not treat all Awards in an identical manner. The treatment specified in the definitive transaction agreement or as determined by the Committee may include one or more of the following with respect to each outstanding Award:
i.the cancellation of unvested Awards;
ii.the acceleration of vesting of Awards;
iii.the assumption or substitution of Awards with appropriate adjustments as to the number and kind of Shares or other securities or property and applicable exercise price, base amount or purchase price;
iv.the cancellation of vested Awards, together with a payment to the Grantees holding such vested Awards so canceled of an amount based upon the consideration being paid per Share in connection with such transaction or Change in Control in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Grantee to receive property, cash or securities (or a combination thereof) as the Grantee would have been entitled to receive upon such transaction or Change in Control, if the Grantee had been, immediately prior to such transaction or Change in Control, the holder of the number of Shares covered by the Award at such time, less any applicable exercise price or base amount; provided, however, that holders of vested Options and vested SARs shall be entitled to such consideration only if the per-Share consideration exceeds the applicable exercise price or base amount, and to the extent that the per-Share consideration is less than or equal to the applicable exercise price or base amount, such vested Options and vested SARs shall be cancelled for no consideration; or
v.the replacement of Awards with a cash incentive program that preserves the value of the Awards so replaced.
12.Non-Employee Director Limit. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of Awards (determined in accordance U.S. generally accepted accounting principles) that may be granted during any calendar year to any Director who is not an Employee, when combined with cash compensation paid by the Company to such Director with respect to the same calendar year (whether or not such cash compensation is deferred), shall not exceed $750,000; provided, that the limit set forth in this sentence shall be $1,000,000 in the calendar year in which a Director who is not an Employee commences service on the Board. This limit will not be increased except with stockholder approval.
13.Effective Date and Term of Plan. The Plan shall become effective on June 5, 2024, the date it was first approved by the stockholders of the Company (the “Effective Date”). The Plan shall continue in effect for a term of 10 years from the earlier of its adoption by the Board or its approval by the stockholders of the Company, unless sooner terminated pursuant to Section 14(a).
14.Amendment, Suspension or Termination of the Plan or Awards.
a.The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

a.No Award may be granted during any suspension of the Plan or after termination of the Plan.
b.No amendment, suspension or termination of the Plan or any Award shall materially adversely affect the Grantee’s rights under an Award without the Grantee’s written consent; provided, however, that an amendment or modification that (i) may cause an Incentive Stock Option to become a Non-Qualified Stock Option or (ii) the Committee considers, in its sole discretion, necessary or advisable to comply with, take into account or otherwise respond to Applicable Laws, shall not be treated as materially adversely affecting the Grantee’s right under an outstanding Award.
15.Clawback, Repayment or Recapture Policy. Notwithstanding anything to the contrary, to the extent allowed under Applicable Laws, unless otherwise determined by the Committee, all Awards, and any related payments made under the Plan, shall be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an Award Agreement or other agreement with the Grantee.
16.Limitation of Liability. The Company is under no duty to ensure that Shares may legally be delivered under the Plan, and shall have no liability in the event such delivery of Shares may not be made.
17.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice.
18.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a compensation or benefit plan, program or arrangement of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of such plans, programs or arrangements. The Plan is not a “pension plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974.
19.Unfunded Obligation. A Grantee shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan or an Award shall be unfunded and unsecured obligations for all purposes, including Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, to create any trusts, or to establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, that the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Committee, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. A Grantee shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
20.Construction. The following rules of construction shall apply to the Plan and Award Agreements. Captions and titles are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan or Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the word “or” is not intended to be exclusive, unless the context clearly requires otherwise. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The words “writing” and “written” and comparable words refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any federal, state or other statute or law shall be deemed also to refer to such statute or law as amended, and to all rules and regulations promulgated thereunder. References to “stockholders” shall be deemed to refer to “shareholders” to the extent required by Applicable Laws. References to the Company or any Related Entity shall include such entity’s successors.

21.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable.
22.Governing Law. Except as otherwise provided in an Award Agreement, the Plan, the Award Agreements and any other agreements or arrangements relating to Awards shall be interpreted and construed in accordance with the laws of Delaware, without regard to the conflicts of laws rules of such state, to the extent not preempted by federal law. If any provision of the Plan, the Award Agreements or any other agreements or arrangements relating to Awards is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by Applicable Laws and the other provisions shall nevertheless remain effective and shall remain enforceable.